Exhibit 5.2
ROBINSON, BRADSHAW & HINSON, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Telephone (704) 377-2536
Facsimile (704) 378-4000
April 30, 2007
Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, North Carolina 27607
Attention: Ms. Anne H. Lloyd
Ladies and Gentlemen:
     We have served as special North Carolina counsel to Martin Marietta Materials, Inc. (the “Company”),in connection with the Registration Statement on Form S-3 (file no. 333-142343) (the “Registration Statement”) filed on April 25, 2007 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale from time to time by the Company of an indeterminate amount of its senior debt securities. The Company has entered into an Underwriting Agreement, dated as of April 25, 2007, between the Company and J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters listed therein, relating to the issuance and sale by the Company of $250,000,000 principal amount of its 6 1/4% Senior Notes due 2037 (the “Fixed Rate Notes”) and $225,000,000 principal amount of its Floating Rate Senior Notes due 2010 (the “Floating Rate Notes” and together with the Fixed Rate Notes, the “Securities”). The Company is issuing the Securities under an Indenture, dated April 30, 2007, between the Company and Branch Banking and Trust Company, as Trustee (the “Base Indenture”), the First Supplemental Indenture dated April 30, 2007 between the Company and Branch Banking and Trust Company, as Trustee (the “First Supplemental Indenture”), and the Second Supplemental Indenture dated April 30, 2007 between the Company and Branch Banking and Trust Company, as Trustee (the “Second Supplemental Indenture” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).
     These opinions are being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act. The Company will file a Current Report on Form 8-K with respect to the offer and sale of the Securities (the “Form 8-K”) which is to include this opinion letter as an exhibit. A copy of this opinion letter is also being provided to Willkie Farr & Gallagher LLP, counsel assisting the Company in the issuance of the Securities, with the understanding that Willkie Farr & Gallagher LLP will rely upon this opinion letter in providing its opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

Martin Marietta Materials, Inc.
April 30, 2007

     In connection with these opinions, we have examined original, certified, conformed, electronic or photographic copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and instruments as we have deemed necessary and appropriate to enable us to render the opinions expressed below.
     In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, electronic, conformed or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.
     Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of North Carolina.
     2. The Indenture has been duly authorized, executed and delivered by the Company.
     3. The Floating Rate Notes have been duly authorized, executed and delivered by the Company and, assuming due authentication as provided in the Indenture and First Supplemental Indenture and payment therefor pursuant to the Underwriting Agreement, are duly and validly issued and outstanding.
     4. The Fixed Rate Notes have been duly authorized, executed and delivered by the Company and, assuming due authentication as provided in the Indenture and Second Supplemental Indenture and payment therefor pursuant to the Underwriting Agreement, are duly and validly issued and outstanding.
     The foregoing opinions are limited to the laws of the State of North Carolina and the federal laws of the United States of the type typically applicable to transactions contemplated by the Exchange Offer, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We consent to the filing of this opinion as an exhibit to the Company’s Form 8-K incorporated by reference in the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus supplement included in the prospectus dated April 25, 2007 with respect to the Securities filed by the Company with the Commission on April 26, 2007

Martin Marietta Materials, Inc.
April 30, 2007

pursuant to Rule 424(b)(5) under the Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or that this consent is required by Section 7 of the Act.
Very truly yours,
ROBINSON, BRADSHAW & HINSON, P.A.
/s/ Robinson, Bradshaw & Hinson, P.A.
cc:      Willkie Farr & Gallagher LLP